Exhibit 99.1

OCZ Technology Provides Further Update

SAN JOSE, CA.— January 31, 2013 - OCZ Technology Group, Inc. (Nasdaq:OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, today announced additional estimated financial information in an effort to further communicate with key constituents of the Company.

The following preliminary estimates are subject to further review by the Company and its auditors. The Company estimates that its quarterly revenue will range between $65 million to $85 million in each quarter for the second and third fiscal quarters of 2013. This range takes into effect the impacts of the reclassification of certain customer costs from operating expenses to revenue, the significant reduction of channel inventory, the timing of revenue recognition, and the levels of reserves for product returns.

As previously disclosed the Company had streamlined its business, reduced its workforce and discontinued approximately 150 product variations, including approximately 80% of its lower-end value products. The Company estimates that inventory charges primarily due to product discontinuance and market prices will be approximately $15 million in the second fiscal quarter and approximately $30 million in the third fiscal quarter. As of the end of December, certain balance sheet items were estimated to be at the following approximate levels: cash of $9 million, trade receivables of $35 million, with related days sales outstanding of 55, bank debt of $7 million, and trade payables of $30 million.

“We feel that it is appropriate to release information to our valued investors, customers and suppliers in order to not only build credibility but to be as transparent as possible during this period of limited public information. We continue to improve the operating aspects of the company and are making progress on releasing the restated financial statements. The revenue levels of our two unreported quarters were lower than previous revenue results due to significant discounting and the reduction of channel inventory in Q3. Both of these effects are now mostly behind us and moving forward there will be a new revenue baseline which will be lower than previous reported revenues due to the impact of the Company’s refined focus towards the mainstream and higher-end consumer SSD products, as well as addressing enterprise and OEM solid state storage solutions. We believe that this strategy will allow us to build a profitable business within Fiscal 2014, which starts at the end of February, and should allow the Company to grow between 20-30% on a year over year basis,” stated Ralph Schmitt, CEO of OCZ Technology.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering a complete spectrum of solid-state drives (SSDs), OCZ provides SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address a wide range of client and enterprise applications. Having developed firmware and controller platforms, to virtualization and endurance extending technologies, the Company delivers vertically integrated solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged by customers. For more information, please visit: www.ocztechnology.com.

Forward Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, the risk that additional information may arise from the oversight of the audit committee; the risk that the process of preparing and auditing the financial statements or other subsequent events would require OCZ to make additional adjustments; the time and effort required to complete the restatement of the financial reports; the ramifications of OCZ’s potential inability to timely file required reports; including potential delisting of OCZ’s common stock on NASDAQ; the risk of litigation or governmental investigations or proceedings relating to such matters; the risk that OCZ may not be able to successful negotiate an amendment to its credit facility; market acceptance of OCZ’s products and OCZ’s ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ’s ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in “Item 1A — Risk Factors” in Part I in OCZ’s Annual Report on Form 10-K filed with the SEC on May 14, 2012, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ’s website at www.ocztechnology.com. OCZ does not undertake to update its forward-looking statements.

All trademarks or brand names referred to herein are the property of their respective owners.

OCZ Press Contact:

Scott Harlin

Director of Marketing Communications – Enterprise

(408) 440-3484

sharlin@ocztechnology.com

OCZ Investor Relations Contact:

Bonnie Mott

Senior Manager of Investor Relations

(408) 440-3428

bmott@ocztechnology.com